EXHIBIT 4.4

AMENDMENT NO. 2 TO THE
AUDIBLE, INC.
1999 STOCK INCENTIVE PLAN

W I T N E S S E T H :

WHEREAS, Section 7(f) of the Audible, Inc. 1999 Stock Incentive Plan (the "Plan") authorizes the Board of Directors (the "Board") of Audible, Inc., a Delaware corporation (the "Corporation"), to amend the Plan at any time; and

WHEREAS, the Board now finds it desirable and in the best interests of the Corporation to increase the number of shares of common stock of the Corporation, par value $0.01 per share ("Common Stock"), authorized for issuance under the Plan by 1,500,000 shares.

NOW, THEREFORE , the Plan is amended, effective as of June 10, 2005, as follows:

First and Only Change

The first sentence of Section 4 of the Plan is amended in its entirety to read as follows (revisions are indicated by double-underscoring):

"Subject to adjustments as provided in Section 7(d) of the Plan, the shares of Common Stock that may be issued with respect to Awards granted under the Plan shall not exceed an aggregate of 5,700,000 shares of Common Stock."

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officers this 8th day of February, 2005.

ATTEST:       AUDIBLE, INC.

By: /s/ Kathleen Krawicki     By: /s/ Andrew P. Kaplan